Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2018 RESULTS

Minneapolis/August 7, 2018/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the fourth quarter ended June 30, 2018.

Fourth Quarter and Full Year FY2018 Snapshot

●	Fourth quarter organic revenue increased by 9% (15% reported) to $180.3 million. Full year organic revenues increased by 9% (14% reported) to $643.0 million.

●	GAAP EPS was $1.07 versus $0.74 one year ago, an increase of 45% over the prior year. Full year GAAP EPS was $3.29 versus $2.03 one year ago, an increase of 62% over the prior year.

●	Delivered a record adjusted earnings per share (EPS) of $1.34 for the quarter and $4.54 for the full year, representing increases of 23% and 22%, respectively, over the prior year.

●	Cash Flow from Operations was a record $64.4 million for the quarter.

●	Adjusted Operating Margin was 39.5% for the quarter and 37.1% for the full year, up 80 and 10 basis points, respectively, over the prior year.

●	Excellent commercial execution with all major regions and life science end-markets experiencing double-digit growth.

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“Our team delivered an exceptional quarter to top off a record year for our company,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “Not only did we achieve 9% organic growth for the quarter, but we did for the entire year as well. My congratulations to the entire global Bio-Techne team now totaling over 2100 strong.”

Kummeth added, “We are well positioned in our end-markets and are accelerating in our momentum to innovate best-in-class products for our customers which include those in the fields of research, diagnostics and therapeutics. Our recent acquisitions of Quad Technologies and ExosomeDx give us even more runway into the growing and scalable markets of Cell Therapy and Cancer Diagnostics, markets that already know our brands for research reagents and tools.”

Kummeth concluded, “Our Advanced Cell Diagnostics platform finished the year with over 30% organic growth and we expect more growth from this very exciting diagnostic technology. And very soon, we are hopeful that Medicare will approve reimbursement for ExoDx® Prostate IntelliScore (EPI), a urine-based test, to assist physicians in determining the need for a prostate biopsy in patients with an ambiguous PSA test result. Medicare approval will support a rapid adoption for this exciting and game changing technology platform that improves patient care.”

Fourth Quarter Fiscal 2018

Revenue

Net sales for the fourth quarter increased 15% to $180.3 million. Organic growth was 9% compared to the prior year, with currency translation having a positive impact of 2% and acquisitions contributing 4% to revenue growth.

GAAP Earnings Results

GAAP EPS increased to $1.07 per diluted share, versus $0.74 in the same quarter last year. GAAP EPS was favorably impacted by gains on the partial sale of the Company’s stock investment in CCXI. GAAP operating income for the fourth quarter of fiscal 2018 increased 7% to $42.9 million, compared to $40.0 million in the fourth quarter of fiscal 2017. GAAP operating margin was 23.8%, compared to 25.6% in the fourth quarter of fiscal 2017. GAAP operating margin compared to prior year was negatively impacted by additional stock compensation expense recognized as a result of a new retirement policy that permits retirees to continue vesting in certain time-based stock options granted during employment, resulting in accelerated stock compensation expense for those employees meeting the definition of retirement eligible.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.34 per diluted share, versus $1.09 in the same quarter last year. Adjusted operating income for the fourth quarter of fiscal 2018 increased 18% compared to the same quarter last year. Adjusted operating margin was 39.5%, compared to 38.7% in the fourth quarter of fiscal 2017. Adjusted operating margin compared to the prior year was positively impacted by strong volume leverage.

Full Year Fiscal 2018

Revenue

Net sales for the full year fiscal 2018 increased 14% to $643.0 million. Organic growth was 9% compared to the prior year, with currency translation having a positive impact of 2% and acquisitions contributing 3% to revenue growth.

GAAP Earnings Results

GAAP EPS increased to $3.29 per diluted share, versus $2.03 in fiscal 2017. GAAP operating income increased 13% to $136.2 million, compared to $120.6 million in fiscal 2017. GAAP operating margin was 21.2%, compared to 21.4% in fiscal 2017. GAAP operating margin compared to prior year was negatively impacted by additional stock compensation expense and costs associated with recent acquisitions, as well as investments in global commercial resources and administrative infrastructure.

Non-GAAP Earnings Results

Adjusted EPS increased to $4.54 per diluted share, versus $3.72 in fiscal 2017. Adjusted operating income for fiscal 2018 increased 15% compared to fiscal 2017. Adjusted operating margin was 37.1%, compared to 37.0% in fiscal 2017. Adjusted operating income compared to prior year was positively impacted by strong volume leverage, which was offset by negative business mix, lower margin acquisitions, and investments in global commercial resources and administrative infrastructure.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Biotechnology Segment

The Company’s Biotechnology segment develops, manufactures and sells consumables used for conducting laboratory experiments by both industry and academic scientists within the biotechnology and biomedical life science fields to study normal and abnormal cell behavior. Biotechnology segment’s fourth quarter fiscal 2018 net sales were $115.0 million, an increase of 18% from $97.2 million for the fourth quarter of fiscal 2017. Organic growth for the segment was 11%, with currency translation having a favorable impact of 2% on revenue growth and acquisitions contributing 5% to revenue growth. Biotechnology segment’s adjusted operating margin was 48.1% in the fourth quarter of fiscal 2018 compared to 49.1% in the fourth quarter of fiscal 2017. Adjusted operating margin compared to the prior year was negatively impacted by product mix and additional investments in global commercial resources and administrative infrastructure.

Biotechnology segment's full year fiscal 2018 net sales were $421.5 million, an increase of 16% from $364.5 million for fiscal 2017. Organic growth for the segment was 9% for the fiscal year, with currency translation having a favorable impact of 3% on revenue growth and acquisitions contributing 4% to revenue growth. Biotechnology segment’s adjusted operating margin was 47.2% in fiscal 2018 compared to 48.1% in fiscal 2017. The lower adjusted operating margin was driven by product mix and additional investments in global commercial resources in administrative infrastructure.

Protein Platforms Segment

The Company’s Protein Platforms segment develops and commercializes proprietary systems and consumables for protein analysis. Protein Platforms segment’s fourth quarter fiscal 2018 net sales were $32.3 million, an increase of 21% from $26.8 million for the fourth quarter of fiscal 2017. Organic growth for the segment was 19% with currency translation having a favorable impact of 2% on revenue growth. The Protein Platforms segment’s adjusted operating margin was 19.7% in the fourth quarter of fiscal 2018 compared to 16.2% in the fourth quarter of fiscal 2017. Adjusted operating margin compared to prior year was positively impacted by strong volume leverage and operational productivity.

Protein Platforms segment's full year fiscal 2018 net sales were $111.9 million, an increase of 22% from $91.5 million for fiscal 2017. Organic growth for the segment was 20% for the fiscal year, with currency translation having a favorable impact of 2% on revenue growth. Protein Platforms segment’s adjusted operating margin was 16.1% in fiscal 2018 compared to 10.5% in fiscal 2017. The higher adjusted operating margin was driven by strong volume leverage and productivity gains in operations.

Diagnostics Segment

The Company’s Diagnostics segment develops and manufactures a range of controls and calibrators for various blood chemistry and blood gas clinical instruments, hematology instruments controls as well as quality controls, diagnostic immunoassays and other bulk and custom reagents for the in vitro diagnostic market. Additionally, the Diagnostics segment develops and manufactures bulk purified proteins, enzymes, disease-state plasmas, infectious disease antigens and processed sera to the clinical diagnostic industry. The Diagnostics segment’s fourth quarter fiscal 2018 net sales were $33.1 million, an increase of 2% from $32.6 million for the fourth quarter of fiscal 2017. The Diagnostics segment’s adjusted operating margin was 32.2% in the fourth quarter of fiscal 2018 compared to 32.1% in the fourth quarter of fiscal 2017.

The Diagnostics segment’s full year fiscal 2018 net sales were $110.1 million, an increase of 3% from $107.1 million for fiscal 2017. Organic growth for the segment was 1%, with acquisitions contributing 2% to revenue growth. The Diagnostics segment’s adjusted operating margin was 25.7% in fiscal 2018 compared to 26.7% in fiscal 2017. Adjusted operating margin was negatively impacted by margin mix of product sales.

Conference Call

Bio-Techne will host an earnings conference call today, August 7, 2018 at 8:00 a.m. CST. To listen, please dial 1-800-289-0438 or 1-323-794-2423 for international callers, and reference conference ID 3310916. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call. To access the replay, U.S. callers should dial 1-844-512-2921 or international callers should dial 1-412-317-6671, and enter the replay access code 3310916. The replay can also be accessed by going to: http://audio.viavid.com/20180807-130475-bio-techne.mp3

The replay will be available from 11:00 a.m. CDT on Tuesday, August 7, 2018 until 11:00 p.m. CDT on Friday, September 7, 2018.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, and acquisition related expenses. The Company excludes amortization of purchased intangible assets and purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses, from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock based compensation expense, restructuring, impairments of equity method investments, gains and losses from investments, and certain adjustments to income tax expense. Stock based compensation is excluded from non-GAAP adjusted earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, and the variety of award types. Impairments of equity investments are excluded as we do not have significant influence over these investments and they are not part of our day to day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.   Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a leading developer and manufacturer of high quality purified proteins––notably cytokines and growth factors, antibodies, immunoassays, as well as biologically active small molecule compounds and ACD’s in situ hybridization detection products --- which are sold to biomedical researchers and clinical research laboratories; these operations constitute the core Biotechnology Division, headquartered in Minneapolis, Minnesota. The Protein Platforms Division manufactures innovative protein analysis tools under the ProteinSimple brand name that greatly automate western blotting and immunoassay practices. The Diagnostics Division manufactures FDA-regulated controls, calibrators, blood gas and clinical chemistry controls and other reagents for OEM customer and clinical customers. Bio-Techne products are integral components of scientific investigations into biological processes and the nature, etiology and progression of specific diseases. They aid in drug discovery efforts and provide the means to develop accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $643 million in net sales in fiscal 2018 and has over 2,100 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Investor Relations
ir@bio-techne.com
646-277-1266

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/18	6/30/17	6/30/18	6/30/17
Net sales	$180,254	$156,578	$642,993	$563,003
Cost of sales	58,074	54,207	210,850	188,462
Gross margin	122,180	102,371	432,143	374,541
Operating expenses:
Selling, general and administrative	65,287	48,628	240,636	200,443
Research and development	13,979	13,697	55,329	53,514
Total operating expenses	79,266	62,325	295,965	253,957
Operating income	42,914	40,046	136,178	120,584
Other income (expense)	13,357	(2,198)	(10,226)	(8,623)
Earnings before income taxes	56,271	37,848	125,952	111,961
Income taxes	15,370	10,238	602	35,875
Net earnings	$40,901	$27,610	$125,350	$76,086
Earnings per share:
Basic	$1.09	$0.74	$3.34	$2.04
Diluted	$1.07	$0.74	$3.29	$2.03
Weighted average common shares outstanding:
Basic	37,585	37,344	37,476	37,313
Diluted	38,347	37,546	38,055	37,500

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

ASSETS	6/30/18	6/30/17
Cash and equivalents	$121,990	$91,612
Short-term available-for-sale investments	59,764	66,102
Trade accounts receivable	120,296	116,830
Inventory	85,648	60,151
Other current assets	10,668	13,330
Total current assets	398,366	348,025

Property and equipment, net	145,348	135,124
Goodwill and intangible assets, net	1,044,222	1,031,068
Other non-current assets	5,266	44,002
Total assets	$1,593,202	$1,558,219
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$63,565	$61,976
Deferred revenue	7,067	5,968
Income taxes payable	8,058	2,478
Contingent consideration payable	-	65,100
Total current liabilities	78,690	135,522

Deferred taxes	86,293	120,596
Long-term debt obligations	339,000	343,500
Long-term contingent consideration payable	-	3,300
Other long-term liabilities	10,074	5,674
Stockholders’ equity	1,079,145	949,627
Total liabilities and stockholders’ equity	$1,593,202	$1,558,219

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/18	6/30/17	6/30/18	6/30/17
Gross margin percentage – GAAP	67.8%	65.4%	67.2%	66.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.2%	0.2%	0.4%	0.6%
Amortization of intangibles	3.8%	6.2%	3.9%	4.1%
Gross margin percentage - Adjusted	71.8%	71.8%	71.5%	71.2%

BIO-TECHNE CORPORATION

RECONCILIATION OF OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/18	6/30/17	6/30/18	6/30/17
Operating margin percentage – GAAP	23.8%	25.6%	21.2%	21.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.2%	0.2%	0.4%	0.5%
Amortization of intangibles	6.9%	6.9%	7.3%	7.9%
Acquisition related expenses	0.3%	3.8%	3.7%	4.6%
Restructuring costs	0.2%	0.0%	0.1%	0.0%
Stock based compensation	8.1%	2.2%	4.4%	2.6%
Operating margin percentage - Adjusted	39.5%	38.7%	37.1%	37.0%

BIO-TECHNE CORPORATION

RECONCILIATION OF NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/18	6/30/17	6/30/18	6/30/17
Net earnings – GAAP	$40,901	$27,610	$125,350	$76,086
Identified adjustments:
Costs recognized upon sale of acquired inventory	442	268	2,455	3,037
Amortization of intangibles	12,436	10,889	46,983	44,393
Acquisition related expenses	516	5,978	24,769	25,789
Restructuring costs	376	-	376	-
Stock based compensation	14,658	3,412	28,245	14,631
Net gain on investments	(16,643)	-	(397)	-
Tax impact of above adjustments	(4,415)	(4,776)	(21,625)	(20,483)
Tax impact of discrete items and other adjustments	3,107	(2,351)	(33,560)	(3,920)
Net earnings - Adjusted	$51,378	$41,030	$172,596	$139,533

Earnings per share - diluted – Adjusted	$1.34	$1.09	$4.54	$3.72

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/18	6/30/17	6/30/18	6/30/17
Biotechnology segment revenue	$115,020	$97,247	$421,536	$364,504
Protein Platforms segment revenue	32,319	26,757	111,885	91,464
Diagnostics segment revenue	33,144	32,597	110,108	107,139
Intersegment revenue	(229)	(23)	(536)	(104)
Consolidated revenue	$180,254	$156,578	$642,993	$563,003

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/18	6/30/17	6/30/18	6/30/17
Biotechnology segment operating income	$55,274	$47,738	$199,100	$175,163
Protein Platforms segment operating income	6,361	4,340	17,996	9,648
Diagnostics segment operating income	10,686	10,466	28,280	28,575
Segment operating income	72,321	62,544	245,376	213,386
Costs recognized upon sale of acquired inventory	(442)	(268)	(2,455)	(3,037)
Amortization of intangibles	(12,436)	(10,889)	(46,983)	(44,393)
Acquisition related expenses	(430)	(5,978)	(24,424)	(25,789)
Restructuring costs	(376)	-	(376)	-
Stock based compensation	(14,658)	(3,412)	(28,245)	(14,631)
Corporate general, selling, and administrative	(1,065)	(1,951)	(6,715)	(4,952)
Operating income	$42,914	$40,046	$136,178	$120,584